Exhibit 99.1

TUESDAY MORNING CORPORATION APPOINTS TERRY BURMAN TO BOARD OF DIRECTORS

DALLAS, TX,  February 5, 2013 — Tuesday Morning Corporation (Nasdaq: TUES), a leading closeout retailer with over 830 stores across the United States specializing in selling deeply discounted, upscale home furnishings, housewares, gifts and related items, today announced that retail executive Terry Burman has been appointed as an independent member of the Company’s Board of Directors, effective as of February 4, 2013.

Until 2011, Mr. Burman served as CEO of Signet Jewelers, the largest specialty retail jeweler in the U.S. and U.K., which operates under various names including Kay Jewelers and Jared the Galleria of Jewelry brand names. During his more than 15 years at Signet, Kay Jewelers alone grew into the nation’s largest specialty retail jewelry brand with over 900 retail stores and annual sales of $1.5 billion; while Jared grew from three stores to more than 175 locations and annual sales of $750 million. Prior to Signet, Mr. Burman held positions with California-based Barry’s Jewelers, Inc., eventually serving as President & CEO.  Mr. Burman has received numerous industry awards, including the American Gem Society Lifetime Achievement Award in 2010; one of the highest honors an individual can receive from the American Gem Society.

“Terry Burman brings proven, specialty retail turnaround experience to Tuesday Morning — a critical skill set as the Board focuses on improved performance going forward,” said Steven R. Becker, Chairman of the Board.  “We are pleased that he has joined the Board, and look forward to his contributions.”

Mr. Burman currently serves on the board of the Yankee Candle Company, the St. Jude Children’s Research Hospital Board of Governors as First Vice Chair, and the Board of Directors for St. Jude’s fundraising organization, ALSAC.

ABOUT TUESDAY MORNING

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates over 830 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise . . . never seconds or irregulars . . . at prices well below those of department and specialty stores and catalogues.

Contact

Jennifer Sanders

Perry Street Communications

jsanders@perryst.com

214-965-9955

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